UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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JPMORGAN CHASE & CO.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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             Mikael Grubb
            Managing Director
Head of Investor Relations
May 12, 2026
Egan Jones Proxy Services
1120 Avenue of Americas, 4th Floor
New York, NY 10036

RE: JPM - Comments on the Egan Jones Reports published for the JPM 2026 Annual Meeting
We are writing to provide our response to Egan Jones recommendation to shareholders based on the Standard policy (“Egan Jones Report”). We will also furnish this letter with the SEC in order to make it widely available to our shareholders. For more information, our Proxy statement (“Proxy”) can be found here and our Proxy Supplemental presentation (“Supplement”) can be found here.
We believe the current Egan Jones Report merits a revised recommendation for the following reasons:
PROPOSAL 5: SHAREHOLDER PROPOSAL REGARDING INDEPENDENT CHAIR
The Egan Jones Report inappropriately characterizes the combined CEO / Chair role as an “inherent potential conflict.” The characterization that something is “inherent” is a claim, not a conclusion, and Egan Jones provides no evidence or analysis to support this claim. To recommend support for the proposal based on the assumption that “inherent potential conflict” is embedded in the nature of the combined role ignores the structures the Board has implemented to promote effective independent oversight. The Egan Jones Report also ignores the Board’s rationale and key reasons why shareholders should not support this proposal:
1.The allegation that the combined role presents an “inherent potential conflict” ignores that the Firm’s Corporate Governance Principles require the appointment of a Lead Independent Director (“LID”) when the Chair is not independent. Our Lead Independent Director role includes robust responsibilities and independent authority, including facilitating independent oversight of management, promoting open dialogue among the independent directors during and in between Board meetings, leading executive sessions at each regular Board meeting without the presence of the CEO and shaping the Board’s focus on priorities and processes. Moreover, the Egan Jones Report does not consider that shareholders have demonstrated overwhelming support for the current Lead Independent Director, Stephen B. Burke, who has received more than 90% of shareholder votes in each election during his tenure as LID.
2.Rather than being “inherent,” the Board believes there is no clear consensus about ideal leadership structures. A market practice study shows the majority of the 100-largest U.S. public companies listed on the NYSE and Nasdaq have a combined CEO and Chair role and at 39% of companies where the chair and CEO positions are separated, the chair is not independent. For example, as part of a multi-year succession planning process, a board may elect to retain an outgoing CEO as a non-independent, Executive Chair to provide institutional continuity and ongoing support for management. Recently, Apple announced that CEO Tim Cook will succeed to the Executive Chair role after his tenure as CEO concludes, while Dow announced that CEO Jim Fitterling will similarly become Executive Chair. These examples, and others, in the market affirm the Board’s current posture that there is no “one-size-fits-all” best governance practice that requires Chair independence to provide effective management oversight.
a.The Egan Jones Report does not consider that in 2022, the Board sought shareholder feedback and subsequently amended the Firm’s Corporate Governance Principles to reflect the Board’s determination that, “Upon the next Chief Executive Officer transition, the general policy of the
270 Park Avenue, New York, NY 10017
mikael.grubb@jpmchase.com

JPMorganChase
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Board shall be that the Chair and Chief Executive Officer positions shall be separate…” The Board believes this policy best serves the Firm and its shareholders because it focuses on enabling an orderly CEO transition to take place in the medium-term.
3.Egan Jones Report claims that appointing an independent Chairman further ensures “board independence and accountability.” This argument ignores the duty and ability of independent Board members to provide effective oversight. All of the Firm’s non-management Board members (91% of the Board) are independent under each of the New York Stock Exchange corporate governance listing standards and the Firm’s independence standards as set forth in its Governance Principles and are accomplished leaders who bring diverse skills, perspectives and a shared commitment to advancing the interests of our shareholders.
a.The Board has implemented strong governance around its assessment by requiring an annual review of leadership structure. Each year the Board considers, among other factors, the composition of the Board, the individuals serving in leadership roles and their respective responsibilities and performance, the needs and opportunities of the Firm at the time, the Firm’s long-term performance and shareholder feedback.
4.The Egan Jones Report fails to acknowledge the Firm’s exceptional outperformance under the current leadership structure. During his prior 20+ years of leadership, the current Chairman and CEO has driven JPMorgan’s (“JPM” or the “Firm”) growth to become the largest U.S. bank. JPM has routinely outperformed peers, including those with independent chairs, in delivering shareholder return. Notably, the Firm has routinely delivered greater Return on Tangible Common Equity (“ROTCE”) versus peers, in addition to greater Total Shareholder Return (“TSR”) versus relevant indexes under the leadership structure of our combined CEO / Chair and Lead Independent Director as outlined in the Proxy on pages 42 and 88.
5.The Egan Jones Report fails to address the Board’s contention that adoption of the proposal could violate Delaware law. The Egan Jones Report does not take into account that the proposal calls for the Board to: 1) “adopt an enduring policy;” 2) “amend the governing documents” and 3) take these actions “as soon as possible.” Each of these requirements in itself inhibits the Board’s ability to exercise its fiduciary duty to determine the most appropriate leadership structure; the totality of the requirements comprises a highly prescriptive request for the Board to take action that could violate Delaware law.

SUMMARY
Without addressing the above, the Egan Jones Report recommendation does not appear to provide shareholders and Egan Jones clients with a logical and transparent account of the Board’s rationale for why shareholders should not support this proposal.
Based on the foregoing, we request Egan Jones to conduct a review of the facts and provide an updated analysis and recommendation that address these concerns and omissions.
Yours sincerely,
Mikael Grubb
270 Park Avenue, New York, NY 10017
mikael.grubb@jpmchase.com

JPMorganChase